UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. )*

Fleetcor Technologies Inc.
(Name of Issuer)

Common Stock, $0.001 par value
(Title of Class of Securities)

339041105
(CUSIP Number)

December 31, 2010
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐  Rule 13d-1(b)
☐  Rule 13d-1(c)
☒ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 339041105	13G	Page 2 of 54 Pages

1		NAME OF REPORTING PERSON Summit Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited partnership
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 23,040,170 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 23,040,170 shares
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 23,040,170 shares
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 29.3%
12		TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 339041105	13G	Page 3 of 54 Pages

1		NAME OF REPORTING PERSON Summit Partners VI (GP), LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited liability company
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 23,040,170 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 23,040,170 shares
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 23,040,170 shares
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 29.3%
12		TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No. 339041105	13G	Page 4 of 54 Pages

1		NAME OF REPORTING PERSON Summit Partners VI (GP), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited partnership
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 23,040,170 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 23,040,170 shares
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 23,040,170 shares
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 29.3%
12		TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 339041105	13G	Page 5 of 54 Pages

1		NAME OF REPORTING PERSON Summit Ventures VI-A, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited partnership
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 23,040,170 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 23,040,170 shares
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 23,040,170 shares
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 29.3%
12		TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 339041105	13G	Page 6 of 54 Pages

1		NAME OF REPORTING PERSON Summit Ventures VI-B, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited partnership
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 23,040,170 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 23,040,170 shares
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 23,040,170 shares
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 29.3%
12		TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 339041105	13G	Page 7 of 54 Pages

1		NAME OF REPORTING PERSON Summit VI Advisors Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited partnership
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 23,040,170 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 23,040,170 shares
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 23,040,170 shares
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 29.3%
12		TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 339041105	13G	Page 8 of 54 Pages

1		NAME OF REPORTING PERSON Summit VI Entrepreneurs Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited partnership
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 23,040,170 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 23,040,170 shares
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 23,040,170 shares
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 29.3%
12		TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 339041105	13G	Page 9 of 54 Pages

1		NAME OF REPORTING PERSON Summit Investors VI, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited partnership
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 23,040,170 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 23,040,170 shares
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 23,040,170 shares
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 29.3%
12		TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 339041105	13G	Page 10 of 54 Pages

1		NAME OF REPORTING PERSON Stamps, Woodsum & Co. IV
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Massachusetts general partnership
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 23,040,170 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 23,040,170 shares
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 23,040,170 shares
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 29.3%
12		TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 339041105	13G	Page 11 of 54 Pages

1		NAME OF REPORTING PERSON Summit Partners SD II, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited liability company
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 23,040,170 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 23,040,170 shares
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 23,040,170 shares
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 29.3%
12		TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No. 339041105	13G	Page 12 of 54 Pages

1		NAME OF REPORTING PERSON Summit Subordinated Debt Fund II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited partnership
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 23,040,170 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 23,040,170 shares
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 23,040,170 shares
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 29.3%
12		TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 339041105	13G	Page 13 of 54 Pages

1		NAME OF REPORTING PERSON Summit Partners PE VII, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited liability company
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 23,040,170 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 23,040,170 shares
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 23,040,170 shares
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 29.3%
12		TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No. 339041105	13G	Page 14 of 54 Pages

1		NAME OF REPORTING PERSON Summit Partners PE VII, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited partnership
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 23,040,170 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 23,040,170 shares
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 23,040,170 shares
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 29.3%
12		TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 339041105	13G	Page 15 of 54 Pages

1		NAME OF REPORTING PERSON Summit Partners Private Equity Fund VII-A, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited partnership
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 23,040,170 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 23,040,170 shares
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 23,040,170 shares
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 29.3%
12		TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 339041105	13G	Page 16 of 54 Pages

1		NAME OF REPORTING PERSON Summit Partners Private Equity Fund VII-B, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited partnership
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 23,040,170 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 23,040,170 shares
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 23,040,170 shares
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 29.3%
12		TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 339041105	13G	Page 17 of 54 Pages

1		NAME OF REPORTING PERSON Summit Investors Management, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited liability company
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 23,040,170 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 23,040,170 shares
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 23,040,170 shares
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 29.3%
12		TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No. 339041105	13G	Page 18 of 54 Pages

1		NAME OF REPORTING PERSON Summit Investors I, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited liability company
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 23,040,170 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 23,040,170 shares
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 23,040,170 shares
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 29.3%
12		TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No. 339041105	13G	Page 19 of 54 Pages

1		NAME OF REPORTING PERSON Summit Investors I (UK), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Cayman exempted limited partnership
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 23,040,170 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 23,040,170 shares
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 23,040,170 shares
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 29.3%
12		TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 339041105	13G	Page 20 of 54 Pages

1		NAME OF REPORTING PERSON Martin J. Mannion
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 23,040,170 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 23,040,170 shares
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 23,040,170 shares
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 29.3%
12		TYPE OF REPORTING PERSON (See Instructions) IN

CUSIP No. 339041105	13G	Page 21 of 54 Pages

1		NAME OF REPORTING PERSON Bruce R. Evans
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 23,040,170 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 23,040,170 shares
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 23,040,170 shares
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 29.3%
12		TYPE OF REPORTING PERSON (See Instructions) IN

Schedule 13G

Item 1(a).	Name of Issuer: Fleetcor Technologies Inc.

Item 1(b).	Address of Issuer's Principal Executive Offices: 655 Engineering Drive, Suite 300, Norcross, GA 30092

Item 2(a).
Names of Persons Filing:  Summit Partners, L.P., Summit Partners VI (GP), LLC, Summit Partners VI (GP), L.P., Summit Ventures VI-A, L.P., Summit Ventures VI-B, L.P., Summit VI Advisors Fund, L.P., Summit VI Entrepreneurs Fund, L.P., Summit Investors VI, L.P., Stamps, Woodsum & Co. IV, Summit Partners SD II, LLC, Summit Subordinated Debt Fund II, L.P., Summit Partners PE VII, LLC, Summit Partners PE VII, L.P., Summit Partners Private Equity Fund VII-A, L.P., Summit Partners Private Equity Fund VII-B, L.P., Summit Investors Management, LLC, Summit Investors I, LLC, Summit Investors I (UK), L.P (individually an “Entity” and collectively the “Entities”), Martin J. Mannion and Bruce R. Evans.

Summit Partners, L.P. is (i) the managing member of Summit Partners VI (GP), LLC, which is the general partner of Summit Partners VI (GP), L.P., which is the general partner of each of Summit Ventures VI-A, L.P., Summit Ventures VI-B, L.P., Summit VI Advisors Fund, L.P., Summit VI Entrepreneurs Fund, L.P. and Summit Investors VI, L.P.; (ii) the managing member of Stamps, Woodsum & Co. IV, which is the managing member of Summit Partners SD II, LLC, which is the general partner of Summit Subordinated Debt Fund II, L.P.; (iii) the managing member of Summit Partners PE VII, LLC, which is the general partner of Summit Partners PE VII, L.P., which is the general partner of Summit Partners Private Equity Fund VII-A, L.P. and Summit Partners Private Equity Fund VII-B, L.P., and (iv) the manager of Summit Investors Management, LLC, which is manager of Summit Investors I, LLC and the general partner of Summit Investors I (UK), L.P.  Mr. Mannion and Mr. Evans are members of a two-person investment committee of Summit Partners, L.P., which has voting and dispositive authority over the shares held by the Entities.

Item 2(b).
Address of Principal Business Office or, if None, Residence:  The address of the principal business office of Summit Partners, L.P., Summit Partners VI (GP), LLC, Summit Partners VI (GP), L.P., Summit Ventures VI-A, L.P., Summit Ventures VI-B, L.P., Summit VI Advisors Fund, L.P., Summit VI Entrepreneurs Fund, L.P., Summit Investors VI, L.P., Stamps, Woodsum & Co. IV, Summit Partners SD II, LLC, Summit Subordinated Debt Fund II, L.P., Summit Partners PE VII, LLC, Summit Partners PE VII, L.P., Summit Partners Private Equity Fund VII-A, L.P., Summit Partners Private Equity Fund VII-B, L.P., Summit Investors Management, LLC, Summit Investors I, LLC, Summit Investors I (UK), L.P., Martin J. Mannion and Bruce R. Evans is c/o Summit Partners, 222 Berkeley Street, 18th Floor, Boston, Massachusetts 02116.

Item 2(c).
Citizenship:  Each of Summit Partners, L.P., Summit Partners VI (GP), L.P., Summit Ventures VI-A, L.P., Summit Ventures VI-B, L.P., Summit VI Advisors Fund, L.P., Summit VI Entrepreneurs Fund, L.P., Summit Investors VI, L.P., Summit Subordinated Debt Fund II, L.P., Summit Partners PE VII, L.P., Summit Partners Private Equity Fund VII-A, L.P. and Summit Partners Private Equity Fund VII-B, L.P. is a limited partnership organized under the laws of the State of Delaware.  Each of Summit Partners VI (GP), LLC, Summit Investors Management, LLC, Summit Investors I, LLC, Summit Partners SD II, LLC and Summit Partners PE VII, LLC is limited liability company organized under the laws of the State of Delaware.  Stamps, Woodsum & Co. IV is a Massachusetts

Page 22 of 54 Pages

general partnership.  Summit Investors I (UK), L.P. is a Cayman exempted limited partnership.  Mr. Mannion and Mr. Evans are United States citizens.

Item 2(d).	Title of Class of Securities: Common Stock, $0.001 par value

Item 2(e).	CUSIP Number:	339041105

Item 3.	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not Applicable.

Item 4.	Ownership.

(a)        Amount Beneficially Owned:

Each of Summit Partners, L.P., Summit Partners VI (GP), LLC, Summit Partners VI (GP), L.P., Summit Ventures VI-A, L.P., Summit Ventures VI-B, L.P., Summit VI Advisors Fund, L.P., Summit VI Entrepreneurs Fund, L.P., Summit Investors VI, L.P., Stamps, Woodsum & Co. IV, Summit Partners SD II, LLC, Summit Subordinated Debt Fund II, L.P., Summit Partners PE VII, LLC, Summit Partners PE VII, L.P., Summit Partners Private Equity Fund VII-A, L.P., Summit Partners Private Equity Fund VII-B, L.P., Summit Investors Management, LLC, Summit Investors I, LLC, Summit Investors I (UK), L.P. and Martin J. Mannion and Bruce R. Evans may be deemed to own beneficially 23,040,170 shares of Common Stock as of December 31, 2010.

As of December 31, 2010, Summit Ventures VI-A, L.P. was the record owner of 13,092,324 shares of Common Stock.  As of December 31, 2010, Summit Ventures VI-B, L.P. was the record owner of 5,460,022 shares of Common Stock.  As of December 31, 2010, Summit VI Advisors Fund, L.P. was the record owner of 272,284 shares of Common Stock.  As of December 31, 2010, Summit VI Entrepreneurs Fund, L.P. was the record owner of 418,047 shares of Common Stock.  As of December 31, 2010, Summit Investors VI, L.P. was the record owner of 109,624 shares of Common Stock.  As of December 31, 2010, Summit Subordinated Debt Fund II, L.P. was the record owner of 338,980 shares of Common Stock.  As of December 31, 2010, Summit Partners Private Equity Fund VII-A, L.P. was the record owner of 2,083,974 shares of Common Stock.  As of December 31, 2010, Summit Partners Private Equity Fund VII-B, L.P. was the record owner of 1,251,667 shares of Common Stock.  As of December 31, 2010, Summit Investors I, LLC was the record owner of 11,991 shares of Common Stock.  As of December 31, 2010, Summit Investors I (UK), L.P. was the record owner of 1,257 shares of Common Stock.

The shares held of record by Summit Ventures VI-A, L.P., Summit Ventures VI-B, L.P., Summit VI Advisors Fund, L.P., Summit VI Entrepreneurs Fund, L.P., Summit Investors VI, L.P., Summit Subordinated Debt Fund II, L.P., Summit Partners Private Equity Fund VII-A, L.P., Summit Partners Private Equity Fund VII-B, L.P., Summit Investors I, LLC and Summit Investors I (UK), L.P. for the benefit of Summit Partners, L.P. are referred to herein collectively as the “Record Shares.” By virtue of the affiliate relationships among the Entities, each Entity may be deemed to own beneficially all of the Record Shares, and by virtue of Mr. Mannion’s and Mr. Evan’s membership on the two-person investment committee of

Page 23 of 54 Pages

Summit Partners, L.P., which has voting and dispositive authority over the shares held by the Entities, Mr. Mannion and Mr. Evans may be deemed to beneficially own all of the Record Shares.   Hence, each Entity, Mr. Mannion and Mr. Evans may be deemed to own beneficially 23,040,170 shares of Common Stock.

Each of the reporting persons expressly disclaims beneficial ownership of any shares of Fleetcor Technologies, Inc., except in the case of Summit Ventures VI-A, L.P., Summit Ventures VI-B, L.P., Summit VI Advisors Fund, L.P., Summit VI Entrepreneurs Fund, L.P., Summit Investors VI, L.P., Summit Subordinated Debt Fund II, L.P., Summit Partners Private Equity Fund VII-A, L.P., Summit Partners Private Equity Fund VII-B, L.P., Summit Investors I, LLC and Summit Investors I (UK), L.P. in each case for the shares which it holds of record as provided in the prior paragraph.

(b)        Percent of Class:

Summit Partners, L.P.:  29.3%
Summit Partners VI (GP), LLC:  29.3%
Summit Partners VI (GP), L.P.:  29.3%
Summit Ventures VI-A, L.P.:  29.3%
Summit Ventures VI-B, L.P.:  29.3%
Summit VI Advisors Fund, L.P.:  29.3%
Summit VI Entrepreneurs Fund, L.P.:  29.3%
Summit Investors VI, L.P.:  29.3%
Stamps, Woodsum & Co. IV:  29.3%
Summit Partners SD II, LLC:  29.3%
Summit Subordinated Debt Fund II, L.P.:  29.3%
Summit Partners PE VII, LLC:  29.3%
Summit Partners PE VII, L.P.:  29.3%
Summit Partners Private Equity Fund VII-A, L.P.:  29.3%
Summit Partners Private Equity Fund VII-B, L.P.:  29.3%
Summit Investors Management, LLC:  29.3%
Summit Investors I, LLC:  29.3%
Summit Investors I (UK), L.P.:  29.3%
Martin J. Mannion:  29.3%
Bruce R. Evans:  29.3%

The foregoing percentages are calculated based on the 78,719,146 shares of Common Stock reported to be outstanding in the Final Prospectus filed on December 15, 2010.

(c)        Number of shares as to which such person has:

(i)	sole power to vote or to direct the vote:

0 shares for each reporting person

(ii)	shared power to vote or to direct the vote:

Summit Partners, L.P. :  23,040,170 shares
Summit Partners VI (GP), LLC:  23,040,170 shares
Summit Partners VI (GP), L.P.:  23,040,170 shares

Page 24 of 54 Pages

Summit Ventures VI-A, L.P.:  23,040,170 shares
Summit Ventures VI-B, L.P.:  23,040,170 shares
Summit VI Advisors Fund, L.P.:  23,040,170 shares
Summit VI Entrepreneurs Fund, L.P.:  23,040,170 shares
Summit Investors VI, L.P.:  23,040,170 shares
Stamps, Woodsum & Co. IV:  23,040,170 shares
Summit Partners SD II, LLC:  23,040,170 shares
Summit Subordinated Debt Fund II, L.P.:  23,040,170 shares
Summit Partners PE VII, LLC:  23,040,170 shares
Summit Partners PE VII, L.P.:  23,040,170 shares
Summit Partners Private Equity Fund VII-A, L.P.:  23,040,170 shares
Summit Partners Private Equity Fund VII-B, L.P.:  23,040,170 shares
Summit Investors Management, LLC:  23,040,170 shares
Summit Investors I, LLC:  23,040,170 shares
Summit Investors I (UK), L.P.:  23,040,170 shares
Martin J. Mannion:  23,040,170 shares
Bruce R. Evans:  23,040,170 shares

(iii)	sole power to dispose or direct the disposition of:

0 shares for each reporting person

(iv)	shared power to dispose or direct the disposition of:

Summit Partners, L.P. :  23,040,170 shares
Summit Partners VI (GP), LLC:  23,040,170 shares
Summit Partners VI (GP), L.P.:  23,040,170 shares
Summit Ventures VI-A, L.P.:  23,040,170 shares
Summit Ventures VI-B, L.P.:  23,040,170 shares
Summit VI Advisors Fund, L.P.:  23,040,170 shares
Summit VI Entrepreneurs Fund, L.P.:  23,040,170 shares
Summit Investors VI, L.P.:  23,040,170 shares
Stamps, Woodsum & Co. IV:  23,040,170 shares
Summit Partners SD II, LLC:  23,040,170 shares
Summit Subordinated Debt Fund II, L.P.:  23,040,170 shares
Summit Partners PE VII, LLC:  23,040,170 shares
Summit Partners PE VII, L.P.:  23,040,170 shares
Summit Partners Private Equity Fund VII-A, L.P.:  23,040,170 shares
Summit Partners Private Equity Fund VII-B, L.P.:  23,040,170 shares
Summit Investors Management, LLC:  23,040,170 shares
Summit Investors I, LLC:  23,040,170 shares
Summit Investors I (UK), L.P.:  23,040,170 shares
Martin J. Mannion:  23,040,170 shares
Bruce R. Evans:  23,040,170 shares

Item 5.	Ownership of Five Percent or Less of a Class.

Not Applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable.

Page 25 of 54 Pages

Item 7.	Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

Not Applicable.

Item 8.	Identification and Classification of Members of the Group.

Not Applicable.  The reporting persons expressly disclaim membership in a “group” as used in 13d-1(b)(1)(ii)(K).

Item 9.	Notice of Dissolution of Group.

Not Applicable.

Item 10.	Certification.

Not Applicable.  This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).

Page 26 of 54 Pages

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.  We also hereby agree to file this statement jointly pursuant to the Agreement listed on Exhibit 1 hereto.

Dated:  February 8, 2011.

SUMMIT PARTNERS, L.P. By: Summit Master Company, LLC, its general partner		SUMMIT PARTNERS VI (GP), LLC By: Summit Partners, L.P., its managing member By: Summit Master Company, LLC, its general partner

By:	*	By:	*
	Member		Member

SUMMIT PARTNERS VI (GP), L.P. By: Summit Partners VI (GP), LLC, its general partner By: Summit Partners, L.P., its managing member By: Summit Master Company, LLC, its general partner
SUMMIT VENTURES VI-A, L.P.
By: Summit Partners VI (GP), L.P., its general partner
By: Summit Partners VI (GP), LLC, its general partner
By: Summit Partners, L.P., its managing member
By: Summit Master Company, LLC, its general partner

By:	*	By:	*
	Member		Member

SUMMIT VENTURES VI-B, L.P.
By: Summit Partners VI (GP), L.P., its general partner
By: Summit Partners VI (GP), LLC, its general partner
By: Summit Partners, L.P., its managing member
By: Summit Master Company, LLC, its general partner

SUMMIT VI ADVISORS FUND, L.P.
By: Summit Partners VI (GP), L.P., its general partner
By: Summit Partners VI (GP), LLC, its general partner
By: Summit Partners, L.P., its managing member
By: Summit Master Company, LLC, its general partner

By:	*	By:	*
	Member		Member

Page 27 of 54 Pages

SUMMIT VI ENTREPRENEURS FUND, L.P.
By: Summit Partners VI (GP), L.P., its general partner
By: Summit Partners VI (GP), LLC, its general partner
By: Summit Partners, L.P., its managing member
By: Summit Master Company, LLC, its general partner

SUMMIT INVESTORS VI, L.P.
By: Summit Partners VI (GP), L.P., its general partner
By: Summit Partners VI (GP), LLC, its general partner
By: Summit Partners, L.P., its managing member
By: Summit Master Company, LLC, its general partner

By:	*	By:	*
	Member		Member

STAMPS, WOODSUM & CO. IV By: Summit Partners, L.P., its managing member By: Summit Master Company, LLC, its general partner		SUMMIT PARTNERS SD II, LLC By: Stamps, Woodsum & Co. IV, its managing member By: Summit Partners, L.P., its managing member By: Summit Master Company, LLC, its general partner

By:	*	By:	*
	Member		Member

SUMMIT SUBORDINATED DEBT FUND II, L.P.
By: Summit Partners SD II, LLC, its general partner
By: Stamps, Woodsum & Co. IV, its managing member
By: Summit Partners, L.P., its managing member
By: Summit Master Company, LLC, its general partner
SUMMIT PARTNERS PE VII, LLC By: Summit Partners, L.P., its managing member By: Summit Master Company, LLC, its general partner

By:	*	By:	*
	Member		Member

SUMMIT PARTNERS PE VII, L.P. By: Summit Partners PE VII, LLC, its general partner By: Summit Partners, L.P., its managing member By: Summit Master Company, LLC, its general partner
SUMMIT PARTNERS PRIVATE EQUITY FUND VII-A, L.P.
By: Summit Partners PE VII, L.P., its general partner
By: Summit Partners PE VII, LLC, its general partner
By: Summit Partners, L.P., its managing member
By: Summit Master Company, LLC, its general partner

By:	*	By:	*
	Member		Member

Page 28 of 54 Pages

SUMMIT PARTNERS PRIVATE EQUITY FUND VII-B, L.P.
By: Summit Partners PE VII, L.P., its general partner
By: Summit Partners PE VII, LLC, its general partner
By: Summit Partners, L.P., its managing member
By: Summit Master Company, LLC, its general partner
SUMMIT INVESTORS MANAGEMENT, LLC By: Summit Partners, L.P., its managing member By: Summit Master Company, LLC, its general partner

By:	*	By:	*
	Member		Member

SUMMIT INVESTORS I, LLC By: Summit Investors Management, LLC, its manager By: Summit Partners, L.P., its managing member By: Summit Master Company, LLC, its general partner		SUMMIT INVESTORS I (UK), L.P. By: Summit Investors Management, LLC, its manager By: Summit Partners, L.P., its managing member By: Summit Master Company, LLC, its general partner

By:	*	By:	*
	Member		Member

By:	*	By:	*
	Martin J. Mannion		Bruce R. Evans

*	By:	/s/ Robin W. Devereux
Robin W. Devereux Power of Attorney**

**        Pursuant to Powers of Attorney attached hereto as Exhibit 2.

Page 29 of 54 Pages